EXHIBIT 99.1

To: All Company
From: Corp Comms
Date: 12/11 at 4:30 pm ET

Subject: An Update on Our Business

Team,

A year ago, we laid out our strategy to focus on building fewer, bigger, better brands and began the process of transforming Hasbro. Since then, we've had some important wins, like retooling our supply chain, improving our inventory position, lowering costs, and reinvesting over $200M back into the business while growing share across many of our categories. But the market headwinds we anticipated have proven to be stronger and more persistent than planned. While we’re confident in the future of Hasbro, the current environment demands that we do more, even if these choices are some of the hardest we have to make.

Today we’re announcing additional headcount reductions as part of our previously communicated strategic transformation, affecting approximately 1,100 colleagues globally in addition to the roughly 800 reductions already taken.

Our leadership team came to this difficult decision after much deliberation. We recognize this is heavy news that affects the livelihoods of our friends and colleagues. Our focus is communicating with each of you transparently and supporting you through this period of change. I want to start by addressing why we are doing this now, and what’s next.

Why now?
We entered 2023 expecting a year of change including significant updates to our leadership team, structure, and scope of operations. We anticipated the first three quarters to be challenging, particularly in Toys, where the market is coming off historic, pandemic-driven highs. While we have made some important progress across our organization, the headwinds we saw through the first nine months of the year have continued into Holiday and are likely to persist into 2024.

To position Hasbro for growth, we must first make sure our foundation is solid and profitable. To do that, we need to modernize our organization and get even leaner. While we see workforce reductions as a last resort, given the state of our business, it’s a lever we must pull to keep Hasbro healthy.

What happens next?
While we’re making changes across the entire organization, some functional areas will be affected more than others. Many of those whose roles are affected have been or will be informed in the next 24 hours, although the timings will vary by country, in line with local rules and subject to employee consultations where required. This includes team members who have raised their hands to step down from their roles at the end of the year as part of our Voluntary Early Retirement Program (VRP) in the U.S. We’re immensely grateful to these colleagues for their many years of dedication, and we wish them all the best.

The majority of the notifications will happen over the next six months, with the balance occurring over the next year as we tackle the remaining work on our organizational model. This includes standardizing processes within Finance, HR, IT and Consumer Care as part of our Global Business Enablement project, but it also means doing more work across the entire business to minimize management layers and create a nimbler organization.

What else are we doing?
I know this news is especially difficult during the holiday season. We value each of our team members – they aren’t just employees, they’re friends and colleagues. We decided to communicate now so people have time to plan and process the changes. For those employees affected we are offering comprehensive packages including job placement support to assist in their transition.

We’ve also done what we can to minimize the scale of impact, like launching the VRP and exploring options to reduce our global real estate footprint. On that note, our Providence, Rhode Island office is currently not being used to its full capacity and we’ve decided to exit the space at the end of the lease term in January 2025. Over the next year, we’ll welcome teams from our Providence office to our headquarters down the road in Pawtucket, Rhode Island. It’s an opportunity to reshape how we work and ensure our workspace is vibrant and productive, while reflecting our more flexible in-person cadence since the pandemic.

Looking ahead

As Gina often says, cost-cutting is not a strategy. We know this, and that’s why we’ll continue to grow and invest in several areas in 2024.

As we uncover more cost savings, we'll invest in new systems, insights and analytics, product development and digital – all while strengthening our leading franchises and ensuring our brands have the essential marketing they need to thrive well into the future.

We’ll also tap into unlocked potential across our business, like our new supply chain efficiency, our direct-to-consumer capabilities, and key partnerships to maximize licensing opportunities, scale entertainment, and free up our own content dollars to drive new brand development.

I know there is no sugar-coating how hard this is, particularly for the employees directly affected. We're grateful to them for their contributions, and we wish them all the best. In the coming weeks, let's support each other, and lean in to drive through these necessary changes, so we can return our business to growth and carry out Hasbro’s mission.

Thanks,

Chris